Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

SECOND QUARTER 2010 FINANCIAL RESULTS

•              Revenues of $137.5 Million

•              Earnings per Share of $0.67 per Basic Share, or $0.62 per Diluted Share

•              Earnings before Non-Cash Charges of $1.17 per Basic Share, or $1.09 per Diluted Share

Silver Spring, MD, July 28, 2010: United Therapeutics Corporation (NASDAQ: UTHR) today announced its results of operations for the quarter ended June 30, 2010.

Total revenues for the second quarter of 2010 were $137.5 million, up from $84.0 million for the second quarter of 2009. Net income for the second quarter of 2010 was $37.7 million or $0.67 per basic share, compared to a net loss of $(2.3) million, or $(0.04) per basic share, recognized for the second quarter of 2009. Gross margin from sales was $120.5 million for the second quarter of 2010, compared to $73.6 million for the second quarter of 2009. Earnings before non-cash charges, a non-GAAP financial measure(1), was $65.7 million for the second quarter of 2010, compared to $34.1 million for the second quarter of 2009.

“Our strong performance this quarter and for the first half of 2010 was highlighted by continued top-line growth,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “These results, which were principally driven by the increase in demand for our therapies, affirm that the patient base benefitting from our medicines is expanding along the entire range of the pulmonary arterial hypertension continuum.”

(1)  See definition of earnings before non-cash charges and a reconciliation of earnings before non-cash charges to net income (loss) below.

Financial Results for the Three Months Ended June 30, 2010

Revenues

The following table sets forth the components of net revenues (dollars in thousands):

	Three Months Ended June 30,
	2010	2009	% Change
Cardiovascular products:
Remodulin	$96,367	$80,954	19.0%
Tyvaso	29,483	—	100.0%
Adcirca	8,589	—	100.0%
Telemedicine services and products	2,770	2,699	2.6%
Other	282	327	(13.8)%
Total net revenues	$137,491	$83,980	63.7%

The growth in revenues for the three months ended June 30, 2010, reflects primarily: (1) the continued increase in the number of patients being prescribed Remodulin; (2) the impact of the price increases for Remodulin worldwide that went into effect during the three months ended June 30, 2010; and (3) sales of Tyvaso and Adcirca, which were commercially launched during the third quarter of 2009.

Research and Development Expense

The table below summarizes research and development expense by major project and non-project component (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2010	2009	Change
Project and non-project component:
Cardiovascular	$18,619	$13,105	42.1%
Share-based compensation	1,420	8,933	(84.1)%
Other	8,905	6,608	34.8%
Total research and development expense	$28,944	$28,646	1.0%

Cardiovascular. The increase in expenses related to our cardiovascular programs for the quarter ended June 30, 2010, compared to the same quarter in 2009, was driven largely by the following: (1) an increase in expenses associated with our FREEDOM-M and FREEDOM-C2 Phase III clinical trials; (2) an increase in expenses related to our efforts to develop beraprost-MR; and (3) milestone and research expenses for the development of a Type V Collagen oral solution.

Share-based compensation. The decrease in share-based compensation for the three months ended June 30, 2010 compared to the three months ended June 30, 2009 resulted largely from the decline in the price of our common stock at June 30, 2010 when compared to March 31, 2010.

Selling, General and Administrative Expense

The table below summarizes selling, general and administrative expense by major category (dollars in thousands):

	Three Months Ended June 30,		Percentage
	2010	2009	Change
Category:
General and administrative	$19,208	$12,960	48.2%
Sales and marketing	13,828	11,049	25.2%
Share-based compensation	(2,000)	25,362	(107.9)%
Total selling, general and administrative expense	$31,036	$49,371	(37.1)%

General and administrative. The increase in general and administrative expenses for the quarter ended June 30, 2010, compared to the same quarter in 2009, resulted in large part from increases in the following: (1) state franchise taxes; (2) professional fees and expenses pertaining mainly to legal services provided in connection with ongoing litigation and prospective transactions; (3) grants to unaffiliated, not-for-profit organizations that provide therapy-related financial assistance to patients suffering from pulmonary arterial hypertension; and (4)  depreciation expense primarily associated with our new facilities in North Carolina and Maryland.

Sales and marketing. The increase in sales and marketing expenses corresponded primarily to marketing and related expenses incurred in connection with the recent commercialization of Tyvaso and Adcirca.

Share-based compensation. The decrease in share-based compensation for the three months ended June 30, 2010 compared to the same quarter in 2009 resulted primarily from the decline in the price of our common stock at June 30, 2010 when compared to March 31, 2010.

Earnings before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) non-cash license fee expenses; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense).

The following table provides a reconciliation of net income to earnings before non-cash charges for each of the three-month periods ended June 30, 2010 and 2009 (in thousands, except per share data):

	Three Months Ended June 30,
	2010	2009
Net income (loss), as reported	$37,707	$(2,344)
Adjust for non-cash charges:
Interest expense	4,759	3,248
Income tax expense (benefit)	19,212	(3,199)
License fees	—	—
Depreciation and amortization	4,582	2,403
Impairment charges	—	—
Share-based compensation	(574)	33,960
Earnings before non-cash charges	65,686	34,068

Earnings before non-cash charges per share(1):
Basic	$1.17	$0.64
Diluted	$1.09	$0.63

(1)

Calculated by dividing earnings before non-cash charges by the basic and diluted weighted average number of common shares outstanding, as reported below in our Consolidated Statements of Operations. For the three months ended June 30, 2009, approximately 54.5 million shares were used to calculate diluted earnings before non-cash charges.

Conference Call

We will host a half-hour teleconference on Wednesday, July 28, 2010, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533.  A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using conference code: 86703236.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure (earnings before non-cash charges) that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (a) planning, including the preparation of our internal annual operating budget; (b) allocating resources to enhance the financial performance of our business; (c) evaluating the effectiveness of our operational strategies; and (d) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and we believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure as it excludes certain operating expenses that are recurring in nature and may differ in methodology used by other companies. The presentation of this non-GAAP financial measure should not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of earnings before non-cash charges to net income, the most directly comparable GAAP financial measure, can be found in the table above under Earnings before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about operating results and demand for our products. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of July 28, 2010, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

*              *              *

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$134,458	$81,009	$260,134	$157,867
Service sales	2,751	2,648	5,673	5,178
License fees	282	323	564	665
Total revenues	137,491	83,980	266,371	163,710

Operating expenses:
Research and development	28,944	28,646	63,815	49,605
Selling, general and administrative	31,036	49,371	77,913	78,589
Cost of product sales	15,275	9,015	29,011	17,081
Cost of service sales	1,409	1,069	2,559	1,989
Total operating expenses	76,664	88,101	173,298	147,264
Income (loss) from operations	60,827	(4,121)	93,073	16,446

Other (expense) income:
Interest income	802	1,335	1,746	3,056
Interest expense	(4,759)	(3,248)	(9,446)	(5,885)
Equity loss in affiliate	(44)	(38)	(91)	(57)
Other, net	93	529	318	894
Total other (expense) income, net	(3,908)	(1,422)	(7,473)	(1,992)
Income (loss) before income tax	56,919	(5,543)	85,600	14,454
Income tax (expense) benefit	(19,212)	3,199	(28,964)	(3,599)
Net income (loss)	$37,707	$(2,344)	$56,636	$10,855
Net income (loss) per common share:
Basic	$0.67	$(0.04)	$1.02	$0.21
Diluted	$0.62	$(0.04)	$0.95	$0.20
Weighted average number of common shares outstanding:
Basic	56,047	52,982	55,411	52,932
Diluted	60,393	52,982	59,548	54,686

CONSOLIDATED BALANCE SHEET DATA

June 30, 2010

(unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $40,188)	$514,760
Total assets	$1,187,675
Total liabilities and common stock subject to repurchase	$405,374
Total stockholders’ equity	$782,301